                                                                   Exhibit 11.1

                   AMERICAN CONSOLIDATED LABORATORIES, INC.
                     COMPUTATION OF EARNINGS PER SHARE (A)
                                  (UNAUDITED)
                   THREE MONTHS ENDED MARCH 31,1995 AND 1994

                                               1995         1994
                                            ----------    ----------
Net income (loss).......................   $  (73,913)    $    6,382
                                           ===========    ===========



Common Stock:
  Weighted average shares outstanding
     outstanding - primary..............    4,353,464      1,148,686
   Dilutive effect of outstanding
   options, convertible debt, and
   warrants ( as determined
   by the application of
   the treasury stock method)...........       70,328           --
                                           ----------      ----------
                                            4,423,787      1,148,686
                                           ===========     ==========


Net income (loss) per
common share - fully diluted............   $   (0.02)       $   0.01
                                           ===========      =========

(a) This calculation is submitted in accordance with Regulation S - B item 601(b)(11).

(b) Reduction of loss for interest expense of $22,907 on assumed debt converted is not considered in the computation as it is anti-dilution